UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SERA PROGNOSTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF SERA PROGNOSTICS, INC.

TO BE HELD ON JUNE 4, 2026

June 1, 2026

On or about April 24, 2026, Sera Prognostics, Inc. (the “Company”) commenced mailing to its stockholders a notice containing instructions on how to access a definitive proxy statement, dated April 24, 2026 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on June 4, 2026 (the “Annual Meeting”). This proxy statement supplement (the “Supplement”), which describes a recent change in the proposed nominees for election to the Company’s board of directors (the “Board”), should be read in conjunction with the Proxy Statement. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement.

Withdrawal of Nominee for Election as Director

On May 26, 2026, Jeffrey T. Elliott, a member of the Board and nominee for re-election as a director at the Annual Meeting, submitted his resignation from the Board, effective the date of the Annual Meeting (June 4, 2026). Mr. Elliott’s resignation was not as a result of any disagreement between Mr. Elliott and the Company on any matter relating to the Company’s operations, policies or practices. Mr. Elliott’s term as a director was scheduled to expire at the Annual Meeting and he was listed as a nominee for re-election in the Proxy Statement. In connection with his resignation, the nomination of Mr. Elliott for re-election is withdrawn, and he is no longer a nominee. The Board does not plan to substitute another nominee for election as a director at the Annual Meeting in place of Mr. Elliott. The Board has also reduced the size of the Board to seven directors.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement.

Voting Matters

All nominees, other than Mr. Elliott, named in the Proxy Statement continue to stand for re-election at the Annual Meeting. Notwithstanding the withdrawal of Mr. Elliott’s nomination, the proxy card included with the Proxy Statement remains valid, and no new proxy cards will be distributed. All proxy cards, votes and voting instructions submitted by stockholders will be voted at the Annual Meeting unless revoked, except that any votes cast for Mr. Elliott will be disregarded. If you have not yet returned your proxy card, voted or submitted your voting instructions, please do so promptly so that your vote will be counted at the Annual Meeting.

If you have already returned your proxy card, voted or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Information about how to vote your shares, or revoke your proxy, vote or voting instructions, is available in the Proxy Statement.